SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2005

UNITED STATIONERS INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 East Golf Road
Des Plaines, Illinois 60016-1267
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (847) 699-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry into a Material Definitive Agreement

Purchase and Sale Agreement

On May 19, 2005, the Registrant’s wholly owned subsidiary, Lagasse, Inc., entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with the shareholders of Sweet Paper Sales Corp. and with Sweet Paper Sales Group, Inc. and its subsidiaries.  Pursuant to the Purchase Agreement, Lagasse has agreed to acquire all of the outstanding shares of Sweet Paper Sales Corp. and substantially all of the assets, and assume certain liabilities, of Sweet Paper Sales Group and its subsidiaries (collectively, “Sweet Paper”).  The purchase price, a portion of which will be used to fund the retirement of all of Sweet Paper’s outstanding debt, will be approximately $124.5 million, subject to adjustment for changes in working capital and net assets prior to the closing date, plus $5.5 million for excess working capital.  The Registrant expects to finance the acquisition through increased utilization of its accounts receivable securitization program and borrowings under its revolving credit facility.

The Purchase Agreement contains customary representations, warranties and covenants.  The Purchase Agreement also contains customary indemnification provisions pursuant to which the parties agree to indemnify each other for certain matters related to Sweet Paper, including, among others, for breaches of representations, warranties and covenants and for liabilities that were not assumed in connection with the transaction.  The sellers’ indemnification obligations, on the one hand, and Lagasse's indemnification obligations, on the other, are each subject to a limit, with certain exceptions, of $40.0 million in the aggregate.  The sellers’ obligations under the Purchase Agreement, including their indemnification obligations, will be secured by standby letters of credit for a period of two years after the closing.  The standby letters of credit will initially total $20.0 million, which amount will decline by no more than $5.0 million one year after closing.

The transaction is subject to certain closing conditions, including receipt of necessary consents and approvals and the absence of any events that had a material adverse effect (as defined in the Purchase Agreement) on Sweet Paper.  The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired.  Subject to the satisfaction or waiver of the closing conditions, the Registrant expects the transaction to close in the second quarter of 2005.

On May 19, 2005, the Registrant issued a press release announcing the transaction, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Employment Agreement

On May 18, 2005, the Registrant and United Stationers Supply Co., a wholly owned subsidiary of the Registrant, entered into an executive employment agreement (the “Employment Agreement”) with Stephen A. Schultz pursuant to which Mr. Schultz was promoted to Senior Vice President of the Registrant from Vice President, Category Management, Janitorial/Sanitation.  Mr. Schultz will remain President of Lagasse, a position he has held since August 2001.

The Employment Agreement provides for an initial base salary of $280,000.  The Employment Agreement provides that the Board shall review Mr. Schultz’s base salary from time to time and may, in the Board’s discretion, increase the base salary.

The Employment Agreement also provides that Mr. Schultz is eligible to receive annual incentive compensation awards under the Registrant’s management incentive or bonus plans, subject to achievement of performance goals determined under the plans. Mr. Schultz’s target annual incentive award opportunity for 2005 under the MIP is equal to 50% of his base pay.  In addition, Mr. Schultz is entitled to participate in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefit and perquisite programs, and other benefit practices, policies and programs generally available to the Registrant’s other executives at the same grade level.

If Mr. Schultz’s employment is terminated during the employment term by the Registrant for any reason other than Cause (as such term is defined in the Employment Agreement) or disability, he will be entitled to receive (a) all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year, (b) an amount equal to one and one-half times his then existing base salary payable over 18 months following termination (or two times his base salary payable in a lump sum in the event such termination occurs within two years of a Change of Control (as defined in the Employment Agreement)), (c) an amount equal to one and one-half times the actual incentive compensation award for the year in which termination occurs payable at such time as such award otherwise would have been paid (or an amount equal to two times his target incentive compensation award for the year in which termination occurs plus the pro rata portion of his target incentive compensation award for such year payable in a lump sum in the event such termination occurs within two years of a Change of Control), (d) continued medical, dental, hospitalization, life and disability insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer, and (e) career transition assistance services.  In the event of termination within two years of a Change of Control, Mr. Schultz also will be entitled to two additional years of age and service credits for purposes of computing his pension benefit, continued vesting of option awards if permitted under the applicable option plan and provided for in his option agreements and reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the Employment Agreement.  The amounts payable in the event of termination following a Change of Control will be payable if Mr. Shultz's employment is terminated by the Registrant other than for Cause or disability or by Mr. Shultz for Good Reason (as defined in the Employment Agreement). The Employment Agreement also provides that Mr. Schultz will receive a “gross-up” payment as reimbursement for any excise tax which may be imposed as a result of any payment under the agreement or otherwise.

The Employment Agreement also prohibits Mr. Schultz from competing against the Registrant or soliciting any of the Registrant’s customers for a period of 18 months following his employment termination or soliciting any employee for a period of two years following his employment termination.

Item 9.01  Financial Statements and Exhibits

(c)           Exhibits:

99.1                           Press Release dated May 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED STATIONERS INC.

Date: May 20, 2005	By:	/s/ Kathleen S. Dvorak
	Name:	Kathleen S. Dvorak
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated May 19, 2005